[Exhibit 99.1 - Press Release]

PREMIER DEVELOPMENT & INVESTMENT, INC. REPORTS INCREASED FIRST QUARTER '05
RESULTS

Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN), in releasing its financial results for the quarter ended March 31, 2005, announces that its revenue performance improved compared to the equivalent period in the prior year. Consolidated revenues for the first quarter of 2005 were $347,616, representing a $339,616 increase from the prior year revenues of $8,000. A net loss of $33,525 for this period compared to a net Loss of $7,930 in the first quarter of 2004.

Commenting on the results, Eric Boyer, President and Chief Executive Officer, said, "We are very pleased to report this substantial increase in operating revenue over the prior year's results. The $27,195 increase in operating loss is primarily attributable to $36,616 in depreciation expenses that did not exist a year ago. In the area of liquidity and capital resources, over the past year we have worked diligently at improving our balance sheet and increased our assets and have seen improvement in our asset to liability ratios, all in an effort to deliver improved return on assets for our shareholders"

Full details regarding the Company's performance and financial data for Q1 '05 can be found in the 10-QSB report, which was filed today with the Securities and Exchange Commission. A link can be found on the Company's website:

http://www.premierdev.com/InvestorRelations under the tab, SEC Filings.

About Premier

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida. Premier Realty Holdings, Inc., a wholly owned subsidiary, operates Countrywide Realty Services, http://www.cw-realty.com , a full service commercial and residential listing brokerage firm specializing in selling, buying, or leasing properties and providing a full range of real estate services to the greater Miami and Southeastern Florida marketplace.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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